Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-186797, 333-115380, 333-115379 and 333-115378) and Form S-3 (No. 333-237981) of Tyson Foods, Inc. of our report dated November 16, 2020, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management's Annual Report on Internal Control Over Financial Reporting, as to which the date is February 11, 2021, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Fayetteville, Arkansas
February 11, 2021